SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 11, 2009

TELAVA NETWORKS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

          1-14219

           65-0067192

(Commission File Number)

(IRS Employer Identification No.)

353 Sacramento Street, Suite 1500, San Francisco California     94111

(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (415) 321-3490

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1..01.

Entry into a Material Definitive Agreement

Item 2.01.

Completion of Acquisition or Disposition of Assets.

The Registrant reported in an 8-K dated October 1, 2007 that it had acquired Telava Networks, Inc., a Nevada corporation (Telava”), pursuant to an Agreement and Plan of Reorganization dated September, 2007.  The acquisition was effected by the issuance of  Series A Convertible Preferred Stock to the shareholders of Telava and holders of Telava convertible notes; the Preferred Stock was subsequently converted into 135,813,400 shares of common stock. In connection with the acquisition, the Company, a California corporation, changed its name to Telava Networks, Inc. The Registrant’s Board of Directors and majority shareholders have voted to change the name of the Registrant back to Transnational Financial Network, Inc. or a similar name.

Because of alleged misrepresentations in the Agreement and Plan of Reorganization on the part of the Registrant, the Registrant, Telava and the Telava shareholders have entered into a Release and Settlement Agreement dated March 12, 2009. The Release and Settlement Agreement provides for the recision of the acquisition of Telava, the return of the 135,813,400 shares to the Registrant for cancelation, and the return of the Telava shares back to the Telava shareholders.  This cancelation would result in 12,668,000 shares outstanding. The Registrant agreed to convert up to $100,000 in payables due from it to Telava into shares of its common stock at a price of $.01 per share, or a total of 10 million shares, if required to replace any of the 135,813,400 shares which might not be able to be returned on a timely basis.   Note that under this provision, there could be up to 10 million shares which as not cancelled, and there could be up to 22,668,000 total shares outstanding as a result of the recission.  Telava Nevada is certain that at least 126,000,000 shares will be delivered for cancellation.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report  or Completed Interim Review.

The Board of Directors has determined as of March 11, 2009, that the financial statements of the Registrant for the year ended December 31, 2007 and the quarterly periods ended March 31, 2008 and June 30, 2008 cannot be relied on as a result of uncertainties regarding liabilities of the Registrant arising out of litigation which was pending or threatened prior to the closing of the acquisition on October 1, 2007.  The Board of Directors has discussed this matter with its independent registered public accounting firm. The Registrant is unable to quantify the adjustments required for such financial statements because of the lack of information regarding these legal proceedings.

Item5.01.  Change of Control.

Item 5.02. Departure of Directors or Certain Officers; Electionof Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of March 12, 2009 a change of control occurred. Prior to that date, the Company was controlled by the former shareholders of Telava.  As a result of certain alleged misrepresentations made by the Company to the Telava Nevada shareholders, these shareholders and the Company mutually agreed to rescind the transaction, and the Company agreed to change its name from Telava Networks, Inc. back to its original name, Transnational Financial Network, Inc. or a similar name.

   This cancelation would result in 12,668,000 shares outstanding. Note that under this provision, there could be up to 10 million shares which as not cancelled, and there could be up to 22,668,000 total shares outstanding as a result of the recission. Telava Nevada is certain that at least 126,000,000 shares will be delivered for cancellation.

 The new control person is Daniel Duplechan, who is the director who was appointed by these shareholders. Mr. Duplechan was elected as the sole officer of the Registrant on March 11,2009. The shareholders removed all of the existing Board of Directors. Mr. Duplechan has been CEO and Director of Riverside Asset Management Services, LLC since 2007. He founded US E-Waste Recycling Company in 1996. From 1991 to 1996 he was founder and President of Touchstone Treasures, Inc., engaged in computer recycling. From 1980 to 1996 he was President of Valley Paper Recycling Corporation. Mr. Duplechan received a BA from Los Angeles Valley State College and attended MBA courses at Devonshire University.

Mr. Duplechan owns none of the outstanding shares. To our knowledge, the only person who will hold more than 5% of the common stock after the recission is Joseph Kristul, who owns  2,242,290 shares. Mr. Kristul owns his shares indirectly through his control of the Kristul Family Trust with his spouse Maria. Mr. Kristul’s holdings would be equal to 17.7% of the total outstanding 12, 668,000 shares. However, this total outstanding assumes that all of the 135,813,461 shares associated with Telava Nevada will be cancelled.  Up to 10 million shares may not be cancelled, as disclosed above. To the extent shares are not cancelled, Mr. Kristul’s percentage ownership would be less.

No agreement has been made regarding Mr. Duplechan’s compensation.

Item 9.01.  Financial Statements and Exhibits

(a)

Financial Statements.

The pro forma statements are included as Exhibit 99.1.

(b) Exhibits

Exhibit 2.2

Release and Settlement Agreement. Filed herewith.

Exhibit 3.4  Proposed Amendment to Articles of Incorporation.  Filed herewith.

99.1 Pro Forma Financial Statements. To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELAVA NETWORKS, INC.

   (Registrant)

Date: March 16, 2009

By:      /s/ Danny Duplechan

     Danny Duplechan, President